Exhibit 10.1

notice of TERMINATION OF BUSINESS COMBINATION

This Notice of Termination of Business Combination, dated as of March 7, 2024 (this “Termination Notification”) is delivered by AlphaVest Acquisition Corp., a Cayman Islands exempted company (“AlphaVest”) to Wanshun Technology Industrial Group Limited, a Cayman Islands exempted company (“Wanshun”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the BCA (as defined below). Section references used herein are to the respective sections of the BCA.

WHEREAS, AlphaVest, AV Merger Sub, a Cayman Islands exempted company, and Wanshun are parties to that certain Business Combination Agreement, dated as of August 11, 2023 (the “BCA”) and

WHEREAS, AlphaVest wishes to terminate the BCA in accordance with the provisions thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, AlphaVest hereby notifies Wanshun of the following:

1.	The BCA is hereby terminated, effective immediately, pursuant to Section 8.1(e) of the BCA.

2.	The effect of the termination of the BCA shall be as set forth in Section 8.2 of the BCA. Accordingly, pursuant to Section 8.2(b), Wanshun shall remit the Termination Fee to AlphaVest Holding, LP as soon as reasonably practicable (but in any event, within 10 Business Days hereof).

3.	AlphaVest shall issue a press release relating to this Termination Notification in the form and substance reasonably satisfactory to AlphaVest, and AlphaVest shall file a Form 8-K in form and substance reasonably satisfactory to AlphaVest. Thereafter, except for disclosure or communication required by applicable Law or stock exchange rule, or in response to any request by any Governmental Authority, AlphaVest shall not issue any press release with respect to Wanshun, the transactions contemplated thereby and/or this Termination Notification without the prior written consent of Wanshun; provided that, prior to any disclosure or communication required by applicable Law or stock exchange rule or in response to a request by a Governmental Authority, AlphaVest or Wanshun, as applicable, shall (i) use their reasonable best efforts to consult with each other before making any such disclosure, communication or response and (ii) to the fullest extent permitted by applicable Law, first allow the other to review such disclosure, communication or response and the opportunity to comment thereon, and shall consider such comments in good faith.

4.	If any term or other provision of this Termination Notification is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Termination Notification shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Termination Notification are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, AlphaVest shall modify this Termination Notification so as to effect the original intent of AlphaVest as closely as possible in an acceptable manner in order that the transactions contemplated by this Termination Notification be consummated as originally contemplated to the fullest extent possible.

5.	This Termination Notification shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in such State. Any Action arising out of or relating to this Termination Notification shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the federal or state courts located in the State of New York. To the fullest extent permitted by applicable Law, the AlphaVest hereby (a) irrevocably submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Termination Notification brought by AlphaVest and (b) agrees not to commence any such Action except in the courts described above in New York, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, AlphaVest hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Termination Notification, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Termination Notification, or the subject matter hereof, may not be enforced in or by such courts.

6.	This Termination Notification may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow.]

2

IN WITNESS WHEREOF, the undersigned have executed this Termination Notification as of the date written above.

ALPHAVEST ACQUISITION CORP

By:	/s/ Pengfei Zhang
Name:	Pengfei Zhang
Title:	Chairman

AV MERGER SUB

By:	/s/ Pengfei Zhang
Name:	Pengfei Zhang
Title:	Partner

[Signature Page to Termination Notification]